News Release: FOR IMMEDIATE RELEASE

For Additional Information, contact:

Senior Vice President & CFO: Nicholas C. Hindman, Sr. Westell Technologies Inc. 630.375.4136 nhind@westell.com	Trade/Business Press: Ken Trantowski KGT Communications Group 630.469.8765 kennethg_trantowski@msn.com

Westell Technologies Reports 2nd Quarter Fiscal 2007 Results

AURORA, IL, OCTOBER 18, 2006 - -Westell Technologies, Inc. (NASDAQ: WSTL), a leading provider of a wide range of broadband access products and conferencing services, today announced the results for its second quarter ending September 30, 2006.

Total revenues for the quarter increased 8% to $71.8 million from $66.3 million in the second quarter of the last fiscal year. Breaking down revenues by product line for this quarter compared to last year’s second quarter showed Customer Networking Equipment (CNE) revenue increased 2% to $44.8 million from $44.0 million; Conferencing Services revenue increased 5% to $11.8 million from $11.2 million; Network Service Access (NSA) equipment revenue increased 37% to $15.2 million from $11.1 million.

Westell reported net income for the second quarter of $3.6 million, or $0.05 per diluted share, which includes income tax expense of $2.4 million. During the same period last year, the Company recorded net income of $3.0 million, or $0.04 per diluted share including $2.1 million income tax expense. Beginning in the June 2006 quarter, Westell implemented SFAS No. 123R, “Share-Based Payment”, using the modified prospective method for its stock-based compensation plans. The inclusion of stock option expense for the September quarter increased compensation expense by $0.5 million.

“We are very pleased with the Company’s performance for the second fiscal quarter, our eighteenth consecutive quarter of profitability,” said Van Cullens, Westell President and CEO. “Effective customer promotional activity boosted our CNE numbers, the NSA business experienced a better than expected quarter, and Conference Plus was very near its plan. The combination of the three resulted in a solid performance for the quarter.”

Outlook

“A strong second quarter was important because our third quarter is not expected to be as strong. Anticipated changes in customer promotional activity, additional pricing reductions and the normal December quarter softness in our NSA and Conference Plus businesses will negatively impact our financial results in the December quarter.” Cullens added. “Our longer-term view of the market remains optimistic and we are continuing with the previously announced strategic initiatives.”

Westell provided guidance for the third quarter of fiscal 2007 ending December 31, 2006. The Company expects revenue to be in a range of $62 million to $66 million and expects net income per diluted share in a range of $0.01 to $0.02 including a provision for income tax expense of approximately $0.5 million to $1 million.

Conference Call Information

Westell will host its earnings call on Thursday, October 19, at 9:30 AM ET for analysts, investors and the public. Participants can register for the Westell conference by going to the URL:

http://www.conferenceplus.com/westell

With EventManager™, participants can quickly register online in advance of the conference call through a customizable web page that can be used to gather multiple pieces of information from each participant, as specified by the event arranger. After registering, participants receive dial-in numbers, a passcode, and a personal identification number (PIN) that is used to uniquely identify their presence and automatically join them into the audio conference. A URL is also provided to join the web presentation portion of the conference. If a participant experiences any technical difficulties after joining the conference on October 19, simply press *0 for support.

If you do not wish to register, you can participate in the audio portion of the call on October 19 by dialing ConferencePlus at 1-877-875-0056 no later than 9:15 AM, Eastern Time and using confirmation number 15995449. International participants may dial 1-847-585-4340.

The Company’s earnings press release and any related earnings information to be discussed during the earnings conference will be posted on the Investor Relations section of the Company’s website at http://www.westell.com. An archive of the entire conference will be available on Westell’s website or via Digital Audio Replay one hour following the conclusion of the conference. The audio-only portion of the conference can be accessed by dialing 1-888-843-8996 or 1-630-652-3044 and entering 8001387#.

About Westell

Westell Technologies, Inc., headquartered in Aurora, Illinois, is a holding company for Westell, Inc. and ConferencePlus, Inc. Westell, Inc. manufactures broadband telecommunications access products. ConferencePlus, Inc. is a collaborative Application Service Provider that manages and hosts voice, video, IP applications and back-office services. Additional information can be obtained by visiting Westell’s Web site at www.westell.com.

About ConferencePlus

ConferencePlus, a Westell Technologies, Inc. (NASDAQ: WSTL - News) subsidiary, is a leading global provider of audio, web, video and IP conferencing services. ConferencePlus is dedicated to providing high quality, innovative conferencing solutions to its domestic and international clients and telecommunications resellers. ConferencePlus is recognized for outstanding customer service and support to help clients meet their business objectives. The company is headquartered in Schaumburg, Illinois with an international headquarters in Dublin, Ireland. Additional information can be obtained by visiting the ConferencePlus web site at www.conferenceplus.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act 1995:

Certain statements contained herein including, without limitation, statements containing the words “believe,” “ on track, “ “anticipate,” “committed” “expect,” “estimate”, “await,” “continue,” “intend,” “may,” “will,” “should,” and similar expressions are forward looking statements that involve risks and uncertainties. These risks include, but are not limited to, product demand and market acceptance risks, need for financing, the economic downturn in the U.S. economy and telecom market, the impact of competitive products or technologies, competitive pricing pressures, product development, excess and obsolete inventory due to new product development, commercialization and technological delays or difficulties (including delays or difficulties in developing, producing, testing and selling new products and technologies), the effect of Westell’s accounting policies, the need for additional capital, the effect of economic conditions and trade, legal social and economic risks (such as import, licensing and trade restrictions) and other risks more fully described in Westell’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 under the section “Risk Factors”. Westell undertakes no obligation to release publicly the result of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Financial Tables to Follow: